Exhibit 99.1

                  Metromedia International Group Inc. Announces
          Consummation of PeterStar Sale and Redemption of Senior Notes



    CHARLOTTE, N.C.--(BUSINESS WIRE)--Aug. 1, 2005--Metromedia International Group, Inc. (the "Company") currently traded as: (PINK
SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications and media businesses in the country of Georgia, announced that the Company has today completed the previously disclosed sale of its entire interest in ZAO PeterStar (the "PeterStar Sale"). The cash purchase price of $215 million was today deposited in the Company's account and all remaining formalities connected with transfer of the Company's interest in ZAO PeterStar to the buyer were satisfactorily concluded.
    The Company also announced that it has sent a notice of redemption of all of the Company's outstanding 10 1/2% Senior Notes due 2007 (the "Senior Notes") to the trustee for the Senior Notes. The aggregate redemption price of the Senior Notes, including accrued interest, is approximately $157.7 million. The Company anticipates that the redemption will be completed on August 8, 2005 and will be funded out of a portion of the proceeds from the PeterStar Sale, which will be placed on deposit with the trustee later this week.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in the country of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing the Company's redemption of the Senior Notes. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20,
2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005, July
25, 2005 and July 28, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com